EXHIBIT 99.1

MannKind Corporation Reports 2020 Second Quarter Financial Results

Conference Call to Begin Today at 5:00 PM ET

•	2Q 2020 Afrezza Net Revenue of $7.0 million; +15% vs. 2Q 2019
•	1H 2020 Afrezza Net Revenue of $15.0 million; +35% vs. 1H 2019
•	Cash and cash equivalents of $63.2 million at June 30, 2020
•	Non-GAAP cash used in operating activities decreased by 37% vs. 1H 2019
•	Chief Commercial Officer, Alejandro Galindo, joined MannKind

WESTLAKE VILLAGE, Calif., August 5, 2020 (GLOBE NEWSWIRE) -- MannKind Corporation (NASDAQ:MNKD) today reported financial results for the quarter and six months ended June 30, 2020.

“I am proud of how our employees pulled together during these uncertain times and innovated as a team to minimize the impact of the COVID-19 pandemic on our business during the second quarter,” said Michael Castagna, Chief Executive Officer.  “A small 3% reduction in Afrezza TRx compared to the first quarter, when there was a bolus of prescriptions due to patient stockpiling, reflects the successful execution of our commercial plan in a new virtual environment.  We faced many challenges during this quarter, but whether it was production personnel ensuring Afrezza supply through the end of the year, the research team producing clinical supplies for our collaboration partner, United Therapeutics, the field force executing new sales tactics or home office staff adapting to a totally virtual environment, our team exceeded all expectations.”

Second Quarter 2020 Results

Total revenues were $15.1 million for the second quarter of 2020, reflecting Afrezza net revenue of $7.0 million and collaboration and services revenue of $8.1 million. Afrezza net revenue increased 15% compared to $6.1 million in the second quarter of 2019, primarily driven by price, a favorable mix of cartridges and higher product demand. Collaboration and services revenue for the second quarter of 2020 decreased $0.8 million compared to the second quarter of 2019, primarily due to the substantial completion of the research agreement with United Therapeutics in the second quarter of 2019.

Afrezza gross profit for the second quarter of 2020 was $3.3 million vs. $1.7 million in the same period of 2019, a 90% increase that was driven primarily by higher Afrezza revenue combined with a reduction in cost of goods sold. Cost of goods sold decreased by $0.7 million, primarily due to $0.6 million in reduced spending. Gross margin in the second quarter of 2020 increased to 47% from 29% for the same quarter in 2019.

Selling, general and administrative expenses for the second quarter of 2020 were $13.7 million compared to $16.6 million for the second quarter of 2019. This 18% decrease was primarily due to a $1.9 million reduction in promotional and marketing activities, a $0.5 million decrease in personnel related costs as well as a $0.2 million decrease in professional costs.

Interest expense for the second quarter of 2020 was $2.4 million compared to $1.7 million for the second quarter of 2019. This $0.7 million increase was primarily attributable to a higher balance of outstanding principal.

The net loss for the second quarter of 2020 was $10.3 million, or $0.05 per share, compared to a $12.4 million net loss in the second quarter of 2019, or $0.07 per share. The lower net loss is mainly attributable to a decrease in operating expenses of $2.9 million. The reduction in the net loss per share was impacted by both lower operating expenses and a greater number of outstanding shares.

Six Months Ended June 30, 2020

Total revenues were $31.3 million for the six months ended June 30, 2020, reflecting Afrezza net revenue of $15.0 million and collaboration and services revenue of $16.4 million. Afrezza net revenue increased 35% compared to $11.1 million for the six months ended June 30, 2019, primarily driven by higher product demand,  a more favorable mix of Afrezza cartridges, price and a reduction in wholesaler channel inventory in the six months ended June 30, 2019. Collaboration and services revenue for the six months ended June 30, 2020 decreased $4.9 million compared to the six months ended June 30, 2019, primarily due to a $5.5 million decrease in revenue recognized from the UT Research Agreement, which was substantially completed in the second quarter of 2019, partially offset by a $0.6 million increase in revenue from the UT License Agreement.

Afrezza gross profit for the six months ended June 30, 2020 was $7.1 million vs. $2.8 million in the same period of 2019, a 156% increase that was driven primarily by higher Afrezza revenue. Cost of goods sold decreased by $0.5 million, primarily attributable to $1.2 million of increased manufacturing activities, which resulted in a greater amount of costs capitalized to inventory and $0.6 million in reduced spending, partially offset by $0.9 million in costs associated with higher commercial product sales and $0.5 million of inventory write-offs. Gross margin for the six months ended June 30, 2020 increased to 48% from 25% for the same period in 2019, primarily due to higher Afrezza revenue.

Selling, general and administrative expenses for the six months ended June 30, 2020 were $28.0 million compared to $42.3 million for the same period in 2019. This 34% decrease was primarily due to $9.3 million spent on direct-to-consumer television advertising in 2019 (which was not repeated in 2020), a $3.1 million decrease in promotional and marketing activities, a $1.2 million decrease in personnel and employee related costs and a $0.5 million decrease in consulting costs.

Interest expense for the six months ended June 30, 2020 was $4.7 million compared to $3.3 million for the same period in 2019. This $1.4 million increase was primarily due to the borrowings under the MidCap Credit Facility in August 2019.

The net loss for the six months ended June 30, 2020 was $19.6 million, or $0.09 per share, compared to a $27.3 million net loss for the same period in 2019, or $0.15 per share. The lower net loss is mainly attributable to a decrease in operating expenses of $10.5 million. The reduction in the net loss per share was impacted by both lower operating expenses and a greater number of outstanding shares.

Cash, cash equivalents and restricted cash at June 30, 2020 was $63.5 million compared to $50.2 million at December 31, 2019, which also included short-term investments of $20.0 million. The increase was primarily due to the receipt of a $12.5 million United Therapeutics milestone payment, $12.2 million of net proceeds received from the at-the-market offering, $11.6 million received from warrant exercises and the origination of a Paycheck Protection Program loan for $4.9 million, offset by non-GAAP net cash used in operating activities of $27.4 million.

Chief Commercial Officer

As previously announced, Alejandro Galindo, M.B.A, M.S., joined the Company on August 4, 2020 as Chief Commercial Officer. Mr. Galindo has an accomplished track-record of over 25 years in the healthcare, energy, and consumer industries. He spent the past six years at Medtronic as Vice President and President of the Advanced Insulin Management Business Unit, where he led a fast-paced, double-digit growth global business within their diabetes division. Prior to Medtronic, Mr. Galindo spent nine years at General Electric (GE) Healthcare in a variety of leadership roles, leading emerging markets, strategic corporate development and global supply chain operations. Prior to joining GE’s Healthcare division, he spent eleven years in various global leadership positions for the company’s energy and appliance sectors, overseeing advanced manufacturing engineering and product development. Mr. Galindo received a B.Sc. in Industrial & Systems Engineering from Monterrey Institute of Technology, Mexico and M.B.A. and M.S. degrees from Indiana University.

Non-GAAP Measures

Certain financial information contained in this press release is presented on both a reported basis (GAAP) and a non-GAAP basis.  Reported results were prepared in accordance with GAAP whereas non-GAAP measures exclude items described in the reconciliation tables below.  Non-GAAP financial information is intended to portray the results of our baseline performance, supplement or enhance management, analysts and investors overall understanding of our underlying financial performance and facilitate comparisons among current and past periods.  The non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

	Six Months Ended June 30,
	2020	2019	$ Change	% Change
Net cash used in operating activities	$(14,903)	$(31,325)	$(16,422)	(52%)
Exclude United Therapeutic milestone payment received	(12,500)	(12,500)	—	0%
Non-GAAP cash used in operating activities	$(27,403)	$(43,825)	$(16,422)	(37%)

Conference Call

MannKind will host a conference call and presentation webcast to discuss these results today at 5:00 p.m. Eastern Time. Those interested in listening to the conference call live via the Internet may do so by visiting the Company's website at http://www.mannkindcorp.com under News & Events.

A telephone replay of the call will be accessible for approximately 14 days following completion of the call by dialing (844) 512-2921 or (412) 317-6671 and use the participant passcode: 7888638#. A replay will also be available on MannKind's website for 14 days.

About MannKind Corporation

MannKind Corporation (NASDAQ: MNKD) focuses on the development and commercialization of inhaled therapeutic products for patients with diseases such as diabetes and orphan lung diseases. MannKind is currently commercializing Afrezza® (insulin human) Inhalation Powder, the Company’s first FDA-approved product and the only inhaled ultra rapid-acting mealtime insulin in the United States, where it is available by prescription from pharmacies nationwide.  MannKind is headquartered in Westlake Village, California, and has a state-of-the art manufacturing facility in Danbury, Connecticut. The Company also employs field sales and medical representatives across the U.S. For further information, visit www.mannkindcorp.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Words such as "believes," "anticipates," "plans," "expects," "intends," "will," "goal," "potential" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon MannKind's current expectations. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties detailed in MannKind's filings with the SEC, including risks related to the COVID-19 pandemic. For a discussion of these and other factors, please refer to MannKind’s annual report on Form 10-K for the year ended December 31, 2019 as well as MannKind’s other filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and MannKind undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

Company Contact:

818-661-5000
ir@mannkindcorp.com

MANNKIND CORPORATION AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except per share data)

	June 30, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$63,222	$29,906
Restricted cash	316	316
Short-term investments	—	19,978
Accounts receivable, net	3,366	3,513
Inventory	3,823	4,155
Prepaid expenses and other current assets	1,856	2,889
Total current assets	72,583	60,757
Property and equipment, net	26,187	26,778
Other assets	4,011	6,190
Total assets	$102,781	$93,725

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$5,821	$4,789
Accrued expenses and other current liabilities	14,706	15,904
Short-term notes payable	5,387	5,028
Deferred revenue — current	32,184	32,503
Recognized loss on purchase commitments — current	9,841	7,394
Total current liabilities	67,939	65,618
Promissory notes	70,024	70,020
Accrued interest — promissory notes	4,538	2,002
Long-term Midcap credit facility	39,304	38,851
Senior convertible notes	5,000	5,000
Paycheck Protection Program loan — long term	2,030	—
Recognized loss on purchase commitments — long term	81,027	84,639
Operating lease liability	1,843	2,514
Deferred revenue — long term	4,860	8,344
Milestone rights liability	5,926	7,263
Total liabilities	282,491	284,251

Stockholders' deficit:
Undesignated preferred stock, $0.01 par value — 10,000,000 shares authorized; no shares issued or outstanding as of June 30, 2020 and December 31, 2019	—	—
Common stock, $0.01 par value - 400,000,000 and 280,000,000 shares authorized, 228,927,505 and 211,787,573 shares issued and outstanding at June 30, 2020 and December 31, 2019, respectively	2,289	2,118
Additional paid-in capital	2,829,478	2,799,278
Accumulated other comprehensive loss	—	(19)
Accumulated deficit	(3,011,477)	(2,991,903)
Total stockholders' deficit	(179,710)	(190,526)
Total liabilities and stockholders' deficit	$102,781	$93,725

MANNKIND CORPORATION AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenues:
Net revenue — commercial product sales	$6,985	$6,065	$14,985	$11,141
Revenue — collaborations and services	8,129	8,937	16,364	21,309
Total revenues	15,114	15,002	31,349	32,450
Expenses:
Cost of goods sold	3,677	4,327	7,841	8,347
Cost of revenue — collaborations and services	1,983	2,139	5,345	3,676
Research and development	1,464	1,632	3,219	3,299
Selling, general and administrative	13,670	16,609	28,020	42,282
Asset impairment	368	—	1,889	—
Loss (gain) on foreign currency translation	1,867	1,247	71	(688)
Total expenses	23,029	25,954	46,385	56,916
Loss from operations	(7,915)	(10,952)	(15,036)	(24,466)
Other (expense) income:
Interest income	14	255	147	573
Interest expense on notes	(1,084)	(564)	(2,155)	(1,157)
Interest expense on promissory notes	(1,281)	(1,109)	(2,540)	(2,189)
Other income (expense)	14	(17)	10	(31)
Total other expense	(2,337)	(1,435)	(4,538)	(2,804)
Loss before provision for income taxes	(10,252)	(12,387)	(19,574)	(27,270)
Provision for income taxes	—	—	—	—
Net loss	$(10,252)	$(12,387)	$(19,574)	$(27,270)
Net loss per share - basic and diluted	$(0.05)	$(0.07)	$(0.09)	$(0.15)
Shares used to compute basic and diluted net loss per share	213,880	188,054	212,943	187,744